             PRESS RELEASE

(NASDAQ: SIFI)

SI FINANCIAL GROUP, INC. INCREASES WAGES AND DIVIDEND

Willimantic, Connecticut—January 24, 2018. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the parent of Savings Institute Bank and Trust Company (the “Bank”), announced plans to raise minimum wages for approximately 25% of the Bank’s workforce as a result of the enactment of the new federal tax reform legislation.

In addition, the Board of Directors declared a cash dividend of $0.06 per share on the Company’s outstanding shares of common stock, representing a 20% increase over the prior quarter. The dividend will be paid on February 26, 2018 to stockholders of record as of the close of business on February 5, 2018.

“We look forward to the economic growth and positive impact on capital investment that should result from the new tax reform legislation. The tax savings we will recognize allows us to increase the hourly wages for a substantial portion of our employees, along with increasing our cash dividend to shareholders. In keeping with the spirit and intent of the revised tax code, we appreciate the opportunity to pass along a portion of the tax savings to those employees who find themselves at the lower end of the pay scale. Additionally, we are pleased to distribute a portion of the tax savings to our shareholders in the form of a higher quarterly dividend,” stated Rheo Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank & Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.

CONTACT:
Cassandra Giovanni
Marketing Manager
860-465-8659 – Cassandra_Giovanni@banksi.com